Exhibit 23.1

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors

Bedford Property Investors, Inc.:

We consent to the use of our report dated February 10, 2003 relating to the balance sheets of Bedford Property Investors, Inc. as of December 31, 2002 and 2001 and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/    KPMG LLP

KPMG LLP

San Francisco, California

September 16, 2003